Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2020 First Quarter Results
MALVERN, Pa. (May 5, 2020) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2020 first quarter ended March 28, 2020.
First Quarter Highlights:

•	Revenues of $67.7 million declined 11.5% from a year ago.

•	Operating margin was 6.9% as compared to 16.5% reported a year ago.

•	Adjusted operating margin* was 7.8%, as compared to 16.5% reported a year ago.

•	Diluted earnings per share of $0.24 as compared to $0.61 reported a year ago.

•	Adjusted diluted earnings per share* of $0.29, as compared to $0.61 reported a year ago.

•	Cash from operating activities was $6.3 million with adjusted free cash flow* of $3.0 million

•	Book-to-bill ratio was 1.08 as compared to 0.92 from a year ago.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We are satisfied with our financial and operating performance in the first quarter given the extraordinary circumstances that have unfolded around the world due to the COVID-19 pandemic. Our employee teams across our businesses responded quickly and diligently to fast-changing operating conditions and restrictions to serve our customers.
Mr. Shoshani said: "While the global economic outlook for the second quarter is turbulent, our broad and diverse set of end-markets that we serve provides us with a degree of resilience in our revenue streams, which was evident by the year-over-year growth in orders and the positive book-to-bill in the first quarter. As we continue to take steps to ensure the health and safety of our employees and customers, our focus on our key long-term growth and cost-savings initiatives is unchanged. While we expect that our financial results in the second quarter of 2020 will be negatively impacted by the pandemic, our strong balance sheet and cash from operations supports our confidence in our ability to navigate successfully through these challenging times."

First Quarter Financial Trends:
The Company's first fiscal quarter 2020 net earnings attributable to VPG stockholders was $3.3 million, or $0.24 per diluted share, compared to $8.2 million, or $0.61 per diluted share, in the first fiscal quarter of 2019. Foreign currency exchange rates for the first quarter of 2020 increased net income by $0.4 million, or $0.03 per diluted share, relative to the prior year period.
The first fiscal quarter 2020 adjusted net earnings* attributable to VPG stockholders was $4.0 million, or $0.29 per diluted share, compared to $8.2 million, or $0.61 per diluted share in the first fiscal quarter of 2019.
Segments
Foil Technology Products segment revenues decreased 17.7% to $30.5 million in the first fiscal quarter of 2020, down from $37.0 million in the first fiscal quarter of 2019; sequential revenue increased 2.8% compared to $29.6 million in the fourth quarter of 2020. The year-over-year decrease in revenues was primarily attributable to precision resistor products in all regions for distribution, OEM and EMS customers, primarily in the test and measurement end market. The decrease was also reflected in the Americas and Asia for end customers in the avionics, military and space end market for the Pacific Instrument product line. The sequential increase in revenue was attributable to precision resistor products in all regions for distribution and EMS customers, primarily in the avionics, military and space, as well as test and measurement end markets.
Gross profit margin for the Foil Technology Products segment was 36.7% for the first fiscal quarter of 2020, a decrease compared to 44.7% in the first fiscal quarter of 2019, and an increase compared to

34.9% in the fourth fiscal quarter of 2019. The year-over-year decrease in gross profit margin was primarily due to lower volume, negative impact of foreign exchange rates and inventory reductions. The sequential increase in gross profit margin was primarily due to higher volume.
Force Sensors segment revenues declined 12.2% to $14.7 million in the first fiscal quarter of 2020, compared to $16.7 million in the first fiscal quarter of 2019; sequential revenue declined 2.4%, compared to $15.1 million in the fourth quarter of 2019. The year-over-year decrease in revenues was mainly attributable to distribution and OEM customers in the industrial weighing market, mainly in the Americas and in Europe. The sequential decrease in revenue was mainly attributable to distribution customers in the industrial weighing market, mainly in the Americas and Asia.
Gross profit margin for the Force Sensors segment was 24.3% for the first fiscal quarter of 2020, a decrease compared to 30.2% in the first fiscal quarter of 2019, and was flat with 24.2% in the fourth fiscal quarter of 2019. The year-over-year decrease in gross profit margin was primarily due to lower volume, a reduction in export grants, negative impact of foreign exchange, and inventory reductions, which was partially offset by cost savings initiatives. Sequentially, gross profit margin was flat as the favorable impact from cost savings initiatives offset lower volume and a reduction in export grants.
Weighing and Control Systems segment revenues declined 1.0% to $22.5 million in the first fiscal quarter of 2020, down from $22.7 million in the first fiscal quarter of 2019; sequential revenue decreased 7.9% from $24.4 million in the fourth fiscal quarter of 2019. The decrease in revenues year-over-year was primarily attributable to our KELK steel product line in the Americas and in Europe, onboard weighing product line for the transportation end market in Europe, and the European process weighing product line, mostly offset with the additional revenues of Dynamic Systems Inc. ("DSI"), which was acquired in November 2019. The sequential decrease in revenue was primarily attributable to a reduction in the steel product line in the Americas and in Asia for end user customers.
The first fiscal quarter 2020 gross profit margin for the Weighing and Control Systems segment was 45.7% (48.0% excluding the purchasing accounting adjustments of $0.5 million related to the DSI acquisition), compared to 50.2% from the first fiscal quarter of 2019, and an increase compared to 41.6% (46.8% excluding the purchase accounting adjustment of $1.3 million related to the DSI acquisition) from the fourth fiscal quarter of 2019. The year-over-year decrease in adjusted gross profit margin was primarily due to unfavorable product mix. The sequential adjusted gross profit margin increase was primarily due to manufacturing efficiencies which were partially offset by lower volume.

Impacts From the Global COVID-19 Pandemic:
As the COVID-19 pandemic began to unfold around the world, the Company took measures to protect its employees and customers. Those measures included suspending business travel, enabling certain employees to work from home, implementing workplace distancing, and adjusting work shifts to minimize employees’ contact with other employees. While the majority of the Company’s operations have been able to maintain full or partial operations, two of the Company’s Force Sensors operations were required per government orders in their jurisdictions to shut down completely or to operate with minimal staffs. The Company’s manufacturing facility in China was closed for approximately three weeks in January and February of 2020, and the Company’s manufacturing facility in India was essentially shut down since late March 2020 as part of a government COVID-19 mitigation order. The Company has received approval from the Indian government to resume partial operations on May 4, 2020 and is expecting the Indian government to lift all operating restrictions on May 17, 2020. Although the impact of these restrictions on the Company’s financial results was minimal in the first quarter, the Company expects the reduction in its India operations to reduce Force Sensors revenues by $5 million to $7 million in the second quarter, and to result in an impact of approximately $3.5 million to operating profit, assuming the full reopening of its India manufacturing facility on May 17, 2020. The Company currently expects to recover the majority of the revenue shortfall in subsequent quarters once restrictions are lifted. If the operating restrictions on our Indian facility are not lifted on May 17, 2020 as we expect, we anticipate an additional negative impact on our results of operation.
As of May 5, 2020, all of the Company’s facilities, with the exception of the facility in India, are operating fully. Nonetheless, given the impacts to date and the ongoing uncertainty concerning the magnitude of the impact and duration of the COVID-19 pandemic, the ongoing economic disruption may continue to adversely affect the Company’s business and financial results.

Near-Term Outlook
“Given the effects of the COVID-19 pandemic, at constant first fiscal quarter 2020 exchange rates, we expect net revenues in the range of $56 million to $62 million for the second fiscal quarter of 2020,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the Dynamic Systems, Inc. acquisition. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, acquisition costs, restructuring costs, executive severance costs, and impairment of goodwill and indefinite-lived intangibles. We define "adjusted net earnings” and "adjusted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, acquisition costs, restructuring costs, executive severance costs, impairment of goodwill and indefinite-lived intangibles, pension settlement, and associated tax effects. "Adjusted free cash flow" for the first fiscal quarter of 2020 is defined as the amount of cash generated from operating activities ($6.3 million), in excess of our capital expenditures ($3.3 million), net of proceeds, if any, from the sale of assets ($0.0 million). Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating performance for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast
A conference call will be held today (May 5) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 8633183, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10141729. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies (including Dynamic Systems, Inc.); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 "coronavirus") and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter in place orders and business closures and resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	March 28, 2020	March 30, 2019
Net revenues	$67,696	$76,525
Costs of products sold	42,631	43,474
Gross profit	25,065	33,051
Gross profit margin	37.0%	43.2%

Selling, general, and administrative expenses	20,291	20,448
Restructuring costs	130	—
Operating income	4,644	12,603
Operating margin	6.9%	16.5%

Other income (expense):
Interest expense	(461)	(388)
Other	683	(772)
Other income (expense)	222	(1,160)

Income before taxes	4,866	11,443

Income tax expense	1,574	3,117

Net earnings	3,292	8,326
Less: net (loss) earnings attributable to noncontrolling interests	(20)	83
Net earnings attributable to VPG stockholders	$3,312	$8,243

Basic earnings per share attributable to VPG stockholders	$0.24	$0.61
Diluted earnings per share attributable to VPG stockholders	$0.24	$0.61

Weighted average shares outstanding - basic	13,541	13,495
Weighted average shares outstanding - diluted	13,586	13,563

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 28, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$82,731	$86,910
Accounts receivable, net	46,958	43,198
Inventories:
Raw materials	25,712	21,701
Work in process	19,062	23,128
Finished goods	19,198	22,066
Inventories, net	63,972	66,895

Prepaid expenses and other current assets	16,616	15,558
Total current assets	210,277	212,561

Property and equipment, at cost:
Land	4,172	4,243
Buildings and improvements	52,136	52,708
Machinery and equipment	112,204	111,492
Software	9,486	9,384
Construction in progress	3,955	2,485
Accumulated depreciation	(120,744)	(119,042)
Property and equipment, net	61,209	61,270

Goodwill	34,511	35,018

Intangible assets, net	32,937	34,198

Other assets	25,867	27,366
Total assets	$364,801	$370,413

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 28, 2020	December 31, 2019
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$7,937	$8,869
Payroll and related expenses	17,096	16,312
Other accrued expenses	20,687	18,953
Income taxes	1,631	261
Current portion of long-term debt	115	44,516
Total current liabilities	47,466	88,911

Long-term debt, less current portion	40,599	17
Deferred income taxes	3,478	3,478
Other liabilities	18,631	20,586
Accrued pension and other postretirement costs	15,520	15,669
Total liabilities	125,694	128,661

Commitments and contingencies

Equity:
Common stock	1,316	1,312
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	196,709	197,125
Retained earnings	92,600	89,288
Accumulated other comprehensive loss	(43,203)	(37,703)
Total Vishay Precision Group, Inc. stockholders' equity	238,760	241,360
Noncontrolling interests	347	392
Total equity	239,107	241,752
Total liabilities and equity	$364,801	$370,413

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Three Fiscal Months Ended
	March 28, 2020	March 30, 2019
Operating activities
Net earnings	$3,292	$8,326
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,199	2,854
Loss from extinguishment of debt	30	—
(Gain) loss on disposal of property and equipment	(3)	1
Share-based compensation expense	379	514
Inventory write-offs for obsolescence	631	489
Deferred income taxes	(233)	313
Other	(1,137)	(2,367)
Net changes in operating assets and liabilities:
Accounts receivable, net	(4,956)	850
Inventories, net	1,449	(1,507)
Prepaid expenses and other current assets	(1,380)	(3,484)
Trade accounts payable	(617)	628
Other current liabilities	5,642	1,488
Net cash provided by operating activities	6,296	8,105

Investing activities
Capital expenditures	(3,344)	(3,334)
Proceeds from sale of property and equipment	15	29
Net cash used in investing activities	(3,329)	(3,305)

Financing activities
Principal payments on long-term debt	(33)	(1,155)
Repayments of principal upon termination of long-term borrowings	(3,352)	—
Debt issuance costs	(402)	—
Distributions to noncontrolling interests	(25)	(34)
Payments of employee taxes on certain share-based arrangements	(813)	(795)
Net cash used in financing activities	(4,625)	(1,984)
Effect of exchange rate changes on cash and cash equivalents	(2,521)	169
Increase in cash and cash equivalents	(4,179)	2,985

Cash and cash equivalents at beginning of period	86,910	90,159
Cash and cash equivalents at end of period	$82,731	$93,144

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(3,178)	$(1,986)
Supplemental disclosure of financing transactions:
Non-cash extinguishment of long-term debt facility (see Note 7)	$(7,020)	$—
Non-cash refinancing of revolving facility (see Note 7)	$7,020	$—
Capital expenditures accrued but not yet paid as of March 28, 2020 were $1,016.

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three fiscal months ended	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
As reported - GAAP	$25,065	$33,051	$4,644	$12,603	$3,312	$8,243	$0.24	$0.61
As reported - GAAP Margins	37.0%	43.2%	6.9%	16.5%
Acquisition purchase accounting adjustments	515	—	515	—	515	—	0.04	—
Restructuring costs	—	—	130	—	130	—	0.01	—
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	7	—	—	—
As Adjusted - Non GAAP	$25,580	$33,051	$5,289	$12,603	$3,950	$8,243	0.29	$0.61
As Adjusted - Non GAAP Margins	37.8%	43.2%	7.8%	16.5%